Exhibit 10.6

MCG Capital Corporation

1100 Wilson Boulevard, Suite 3000

Arlington, Virginia 22209

August 2, 2011

Tod K. Reichert

MCG Capital Corporation

1100 Wilson Boulevard, Suite 3000

Arlington, VA 22209

Re:	Severance, Confidentiality and Non-Solicitation Agreement

Dear Mr. Reichert:

In consideration of your agreement to certain covenants set forth herein, MCG Capital Corporation (the “Company”) agrees that you (the “Employee”) shall receive the severance benefits set forth below in the event your employment with the Company and its Subsidiaries (as defined in Section 4(a)(i) below) is terminated under the specific circumstances set forth in this Severance, Confidentiality and Non-Solicitation Agreement (this “Agreement”).

The Company agrees to continue employment of the Employee and the Employee accepts such continued employment with the Company, as an “at will” employee upon the terms set forth in this Agreement, for the period commencing from the date hereof and ending on the date on which such employment is terminated. As of the date of this Agreement, your employment duties shall consist of serving the Company as General Counsel, Chief Compliance Officer, Corporate Secretary and Senior Vice President.

1.	Compensation and Benefits Payable Upon a Qualifying Termination.

(a) In the event that the Employee’s employment terminates in a Qualifying Termination (as defined in Section 1(b) below), subject to the Employee’s execution and delivery of an effective release of claims in favor of the Company and certain related parties, the Employee shall be entitled to receive:

(i)	All amounts earned or accrued through the date of termination but not paid as of the date of termination, including: (A) base salary; (B) reimbursement for any and all monies advanced or expenses incurred in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee on behalf of the Company for the period ending on the date of termination; (C) vacation pay; and (D) any bonuses or incentive compensation with respect to the fiscal year ended prior to the fiscal year in which the date of termination occurs that was earned and unpaid (collectively, the items in subsections (A) through (D) above referred to as “Accrued Compensation”). The amounts provided for in this Section 1(a)(i) shall be paid within ten (10) business days after the date of termination.

(ii)	An amount equal to: (A) the Employee’s monthly base salary for a period of eighteen (18) months, calculated at the highest rate in effect at any time within the current or the prior two (2) fiscal year periods preceding the date of termination; and (B) the sum of 1.5 times Employee’s annual target bonus in effect, such amount to be paid (net of all applicable withholdings and deductions) monthly for an eighteen-month period following the date of termination in accordance with and at such times as provided under the Company’s normal payroll practices during such period. Such installments shall commence upon the Employee’s separation from service and shall be treated as separate payments for purposes of Section 409A of the Internal Revenue Code (the “Code”).

(iii)	Continuation coverage for the Employee and any eligible dependents under all the Company’s group medical, dental, vision, and hospitalization benefit plans (“Continuation Health Coverage”), until the earlier of (A) eighteen (18) months following the date of termination or (B) the date the Employee becomes eligible to participate in any other plan that provides medical, dental, or hospitalization benefits. As of the date that the Employee ceases to receive coverage under any of the Company’s group medical, dental, vision, and hospitalization benefit plans pursuant to this Section 1(a)(iii), Employee shall be eligible to elect to receive “COBRA” continuation coverage to the extent permitted by Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the foregoing, the parties acknowledge and agree that no payment or benefit shall be made pursuant to this Section 1(a)(iii) to the extent that such payment or benefit would constitute a deferral of compensation subject to Section 409A of the Code (and to the extent permissible any such payment or benefit shall be modified to comply with Section 409A of the Code).

(iv)	With respect to the shares of restricted common stock, $0.01 par value per share, of the Company (the “Common Stock”), awarded to Employee during the course of employment with the Company (collectively, the “Restricted Stock Awards”), all of the shares of Common Stock subject to Employee’s Restricted Stock Awards as of the date of termination shall immediately and fully become non-forfeitable and fully vested in all respects. In the event that the restricted stock agreements governing the Restricted Stock Awards provide for a greater benefit than the terms contained herein, the terms of each applicable restricted stock agreement shall govern.

(b) For purposes of this Agreement, “Qualifying Termination” means the termination of the Employee’s employment with the Company and its Subsidiaries (i) by the Company for any reason other than for “Cause” (as defined in Section 1(c) below) or (ii) by the Employee for “Good Reason” (as defined in Section 1(d) below).

(c) For the purposes of this Agreement, termination for “Cause” shall mean (i) the Employee’s conviction for, plea of no contest to, plea of nolo contendere to, or the imposition of unadjudicated probation for a felony (other than a traffic offense that does not result in incarceration), (ii) the Employee has been disciplined, suspended or disbarred by the Virginia

State Bar or other jurisdiction in which the Employee is licensed to practice law, (iii) the Employee’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities Exchange Commission, for any securities violation involving fraud or intentional misconduct, including, for example, any such order consented to by the Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied (iv) the Employee (A) has continually failed to substantially perform Employee’s duties and obligations with the Company and/or to substantially achieve Employee’s performance expectations as reasonably assigned by the Company (other than a failure resulting from the Employee’s incapacity due to physical or mental illness) which, if it is the first instance of such conduct, is not cured within thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed to substantially perform (and, if it is any instance of such conduct after the first instance thereof and opportunity to cure, then no such opportunity to cure need be provided with respect to such conduct), (B) has willfully engaged in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or (C) committed a willful breach of fiduciary duty or an act of fraud, embezzlement or misappropriation against the Company or any of its Subsidiaries. No act, nor failure to act, on the Employee’s part, shall be considered “willful” unless Employee has acted or failed to act, with an absence of good faith and without a reasonable belief that Employee’s action or failure to act was in the best interest of the Company.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in the following subsections, provided, however, that in the case of the events describe in subsections (i) through (v) below the Employee provide notice thereof within 90 days of the occurrence of such event:

(i) A material and adverse change in the Employee’s status, title or position with the Company; or the assignment to the Employee of any material duties or responsibilities that are substantially inconsistent and a material reduction to such status, title or position;

(ii) A material diminution in the Employee’s authority, duties and responsibilities (including reporting responsibilities) with the Company;

(iii) Any failure to pay the Employee’s base salary or a reduction in the Employee’s base salary from the base salary in effect in the prior year (unless such reduction is implemented in by the Company as part of an overall general salary reduction plan among all of its executive employees and such reduction to the base salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented under such plan);

(iv) The Company’s requiring the Employee to be based at any place outside a 50-mile radius from the office in which the Employee is employed on the date hereof, except for reasonably required travel on the Company’s business;

(v) Any action or inaction which represents a material breach by the Company of this Agreement; and

(vi) A Change in Control as defined in Section 4(a).

Notwithstanding the foregoing, the occurrence of any conduct or circumstance covered under subsections (i) through (v) above shall not constitute Good Reason if such conduct or circumstance is cured by the Company within thirty (30) days after written notice thereof has been delivered to the Company by the Employee specifying the nature of such Good Reason; provided, however, that such cure period shall be limited to five (5) business days in the instance of a failure by the Company to pay base salary.

2.	Benefits Upon Disability or Death.

(a) In the event that the Employee’s employment terminates for Disability (as defined in Section 2(b) below) or by reason of the Employee’s death, the Employee (or if applicable, the Employee’s estate) shall be entitled to receive within 30 days of the Employee’s death or termination for Disability: (i) all Accrued Compensation; (ii) the pro-rata portion of Employee’s annual target bonus for the year in which Employee’s employment terminates for Disability or by reason of the Employee’s death; and (iii) the restrictions with respect to the shares of Common Stock subject to the Employee’s Restricted Stock Awards shall lapse and the shares of Common Stock subject to such awards shall immediately and fully become non-forfeitable.

(b) For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform Employee’s duties under this Agreement for at least one hundred eighty (180) days during any 365-consecutive-day period.

3.	Termination for Cause or Voluntary Termination.

In the event that the Company terminates the Employee’s employment with the Company and its Subsidiaries for Cause or the Employee resigns without Good Reason, the Employee shall be entitled to receive Accrued Compensation and the Employee will forfeit any shares of Common Stock subject to the Restricted Stock Awards as to which the forfeiture restrictions have not lapsed as of the termination of employment.

4.	Change of Control.

(a) For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)

An acquisition in one or more transactions (other than directly from the Company) of any voting securities of the Company by any Person (as defined in Section 4(b) below) immediately after which such Person has Beneficial Ownership (as defined in Section 4(b) below) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, in determining whether a Change in Control has occurred, voting securities that are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (I) the Company or (II) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Subsidiary”), (B) the Company or its Subsidiaries, or (C)

any Person in connection with a Non-Control Transaction (as defined in Section 4(a)(iii) below);

(ii)	The individuals who, as of the date hereof are members of the Company’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the the Company’s Board of Directors or, following a Merger (as defined in Section 4(a)(iii) below), the board of directors of the ultimate Parent Corporation (as defined in Section 4(b) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board (or, with respect to the directors who are not “interested persons” as defined in the Investment Company Act of 1940, as amended, by a majority of the directors who are not “interested persons” serving on the Incumbent Board), such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)	The consummation of:

(A)	A merger, consolidation or reorganization involving the Company (a “Merger”) or an indirect or direct Subsidiary of the Company, or to which securities of the Company are issued, unless:

(I)	the stockholders of the Company, immediately before a Merger, own, directly or indirectly immediately following the Merger, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation (as defined in Section 4(b) below) if there is no Parent Corporation, or (y) the Parent Corporation, or if there is one or more Parent Corporations, the ultimate Parent Corporation;

(II)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for a Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation or (y) the ultimate Parent Corporation, if the ultimate Parent Corporation, directly or indirectly, owns fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation; and

(III)	no Person other than (w) the Company, (x) any Subsidiary,

(y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, any Subsidiary, or the ultimate Parent Corporation, or (z) any Person who, together with its Affiliates (as defined in Section 4(b) below), immediately prior to a Merger had Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of (aa) the Surviving Corporation or (bb) the ultimate Parent Corporation.

(IV)	Each transaction described in Section 4(a)(iii)(A)(I) through (III) above shall herein be referred to as a “Non-Control Transaction”; or

(B)	The direct or indirect sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (I) a transfer to a Subsidiary, (II) under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose, or (III) the distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. “Beneficial Ownership” means ownership within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including without limitation, any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group of Persons. “Surviving Corporation” means the corporation resulting from a Merger. “Parent Corporation” means the corporation that, as a result of a Merger, Beneficially Owns fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation.

5.	Section 409A Compliance.

This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Code § 409A in a manner consistent with Treas. Reg. § 1.409A-1 et seq. The Company and all entities treated as a single employer with the Company pursuant to Section 409A and the regulations thereunder shall be treated as a single entity to the extent required thereunder. To the extent payments and benefits are subject to Code § 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Code § 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1 et seq., and (iii) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury (collectively “Section 409A”).

Where the term “Qualifying Termination,” “termination of employment” or “termination” or similar words and phrases describing termination of employment are used in this Agreement, such terms are to be read as satisfying the definition of a “separation from service” in Section 409A. It is understood that “separation from service” shall be defined as referenced under Treas. Reg. § 1.409A-1(h).

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Agreement that are taxable to the Employee shall in no event be paid later than the end of the calendar year following the calendar year in which the Employee incurs such expense or pays the related tax. With regard to any provision in this Agreement for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

To the extent that the Company reasonably determines that certain amounts paid to the Employee under Section 1 or otherwise are subject to Section 409A of the Code and the Employee is a specified employee, as defined under Section 409A of the Code, such amounts shall be delayed six months following the Employee’s termination from employment to the extent required by Section 409A of the Code.

6.	Section 280(G) Compliance.

(a) In the event it shall be determined that any payment or distribution of any type to or for the Employee’s benefit, by the Company or any Affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets and the Employee becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company (the “Total Payments”), and the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the aggregate present value of the Payments (as defined below) under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below). The term “Payment” means any benefit or payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code)

under this Agreement. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments.

(b) In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent accounting firm. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company’s independent accounting firm; and

(ii) The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company’s independent accounting firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(iii) For purposes of the determinations under this Section 6, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

7.	Your Duties and Obligations.

Your receipt of the severance benefits described herein is conditioned upon your compliance with the covenants contained in Section 8 below.

8.	Employee Covenants.

(a) Confidentiality. Employee shall not, without the prior express written consent of the Company, directly or indirectly, use for any purpose any Confidential Information (as defined in this Section 8(a)) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party unless (i) such disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of Employee’s duties as an executive of the Company, (ii) such disclosure is required by applicable law or (iii) Employee is requested or required by a judicial or arbitration body or governmental agency (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case the Employee will (A) promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order and (B) cooperate with the Company, at its expense, in seeking such an order. “Confidential Information” means all information respecting the business and activities of the Company and any of its Subsidiaries, including, without limitation, respecting the clients, customers, suppliers, employees, consultants, prospects, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, underwriting, lending or investment standards, marketing plans, financial information, methodologies, know-how, processes, trade secrets, policies, practices, projections, forecasts, formats, operational methods, product development techniques, research, strategies or information agreed to with third-parties to be kept confidential by the Company and any of its Subsidiaries. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Employee of this Agreement) or any business knowledge and experience of the type usually acquired by persons engaged in positions similar to the Employee’s position with the Company, to the extent such knowledge and experience is non-Company specific and not proprietary to the Company or any of its Subsidiaries.

(b) Non-Solicitation. During the period commencing on the date hereof and ending eighteen (18) months after the date of termination (the “Non-Solicitation Period”), Employee shall not divert, solicit or lure away the patronage of (i) any client or business of the Company or any of its Subsidiaries as of or within the one (1) year period prior to the date of termination or (ii) any prospective client or business of the Company or any of its Subsidiaries. As used herein, “prospective client” means any client that the Company or any of its Subsidiaries (A) has solicited within the one (1) year period prior to the date of termination or (B) is soliciting as of the date of termination. Nothing herein shall be construed to prevent the Employee from soliciting clients or prospective clients of the Company or its Subsidiaries with respect to products, services or businesses which the Company and its Subsidiaries neither offer or conduct, nor have begun preparing to develop or offer, as of the date of termination. The Employee shall not, during the Non-Solicitation Period, directly or indirectly, recruit, hire or assist others in recruiting or hiring, or otherwise solicit for employment, any employees of the Company or any of its Subsidiaries. The provisions of this Section 8(b) shall not be deemed to limit in any way the provisions of any other Section of this Agreement.

(c) Continued Assistance and Cooperation During Severance Period. During the eighteen month period in which Employee is receiving the benefits set forth in Section 1(a)(ii), as applicable, Employee agrees to provide general assistance and cooperation with and to the Company regarding general business matters as reasonably requested from time to time by the Company at mutually convenient times so long as such assistance does not exceed 5 hours per month.

(d) Interpretation. The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in Section 8(b). It is the intention of the parties that the potential restrictions on the Employee’s activities imposed by Section 8(b) to be reasonable in duration and in all other respects, it being understood that the business conducted by the Company and its Subsidiaries is nationwide in scope. It is also the intention of the parties that the provisions of Section 8(b) be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that in the event that any provision of Section 8(b) shall, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent permissible under applicable law. If applicable law does not permit an invalid or unenforceable provision to be so construed, then the invalid or unenforceable provision shall be stricken and the remaining portions of Section 8(b) shall be enforced to the fullest extent permitted by law. In addition, if any provision of Section 8(b) shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(e) Remedies. Employee agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Employee therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 8 of this Agreement. The terms of this Section 8 shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 8, including but not limited to the recovery of damages from the Employee.

The provisions of this Section 8 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8; provided, however, that this Section 8 shall not, in and of itself, preclude the Employee from defending against the enforceability of the covenants and agreements of this Section 8.

(f) Return of Materials. Upon the request of the Company and, in any event, upon termination of employment, Employee will leave with the Company all memoranda, notes, records, manuals, or other documents and media (in whatever form maintained, whether documentary, computer storage or otherwise) pertaining to the Company’s business, including all copies thereof; other than such documents and items that are personal to the employee (e.g., reference materials not paid for by the Company, books not paid for by the Company, pay stubs, personal tax documentation and other compensation or employment related materials).

(g) Ownership of Employee Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Employee during the course of performing work for the Company, or its clients, including, but not limited to, software programs, manuals, publications and reports (collectively, the “Work Product”) belongs and shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he may have in such Work Product. Upon request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Notwithstanding anything else in this Agreement, any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by the Employee on the Employee’s own time, and which have no application in the business of the Company (“Employee Work Product”), shall not be considered Work Product, and the Company shall have no interest in any such Employee Work Product.

(h) Consequences of Challenging Enforceability of Non-Solicitation. If at any time the Employee or his subsequent employer successfully challenges the enforceability of the Non-solicitation provisions of Section 8(b), then (i) all references to the 18 month period in Section 8(b) shall instead be references to the time period that such non-solicitation restrictions actually remain in effect, and (ii) the amount of base salary that the Employee may receive as severance under Section 1(a)(ii) shall automatically be reduced proportionately.

(i) Non-disparagement. During his employment and for an indefinite period following termination of his employment with the Company, the Employee agrees not to disparage in any respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing. During the term and for an indefinite period following the Term, the Company’s officers and members of its Board shall not disparage in any respect the Employee. Nothing in this paragraph shall prohibit the Employee or the Company’s officers and members of its Board from responding truthfully when required by a governmental agency, law, subpoena or court order.

9.	Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term “Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

10.	Arbitration.

Except as set forth in Section 8(e) hereof, any and all disputes, claims and controversies between the Company or any of its Affiliates and the Employee arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to the Employee’s employment or the termination thereof shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The arbitration shall take place in the Washington, D.C. metropolitan area. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction. The parties shall share the costs of the arbitration equally, unless otherwise ordered by the arbitrator. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction.

11.	Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Company’s Board of Directors with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

12.	Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company or any of its Subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

13.	Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflict of law principles thereof.

15.	Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

MCG Capital Corporation

/s/ Steven F. Tunney, Sr.
Name:	Steven F. Tunney, Sr.
Title:	President and CEO

Employee:	Tod K. Reichert

/s/ Tod K. Reichert